Exhibit 5.1

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

EXHIBIT 5.1 TO FORM S-8 OPINION OF CLIFFORD CHANCE	DROOGBAK 1A 1013 GE AMSTERDAM PO BOX 251 1000 AG AMSTERDAM Tel +31 20 7119 000 Fax +31 20 7119 999 www.cliffordchance.com

E-mail: Gregory.Crookes@cliffordchance.com

30 September 2013

Nielsen Holdings N.V.

Diemerhof 2

1112 XL Diemen

The Netherlands

Dear Sirs,

Nielsen Holdings N.V. (the “Issuer”) – Registration Statement on Form S-8 in relation to the Assumption of Certain Restricted Stock Units Granted Under the Arbitron Inc. 2008 Equity Compensation Plan, as amended

I.	Introduction

We have acted as legal counsel to the Issuer in The Netherlands in connection with the registration statement (the “Registration Statement”) on Form S-8 to be filed with the United States Securities and Exchange Commission (the “SEC”) on the date hereof under the Securities Act of 1933 (the “Securities Act”) with respect to up to 95,599 ordinary shares with nominal value of EUR 0.07 per share in the capital of the Issuer (the “RSU Shares”) that, pursuant to the Merger Agreement, may be delivered to holders of Arbitron RSUs granted after the date of the Merger Agreement. Capitalised terms used in this legal opinion have the meaning ascribed to them in the Annex A. Headings in this opinion are for ease of reference only and shall not affect the interpretation hereof.

This opinion is limited to the laws of The Netherlands in force as at the date hereof as applied and interpreted according to present published case-law of the Netherlands courts, administrative rulings and authoritative literature.

CLIFFORD CHANCE LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES UNDER NUMBER 0C323571. THE FIRM’S REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS IS AT 10 UPPER BANK STREET, LONDON, E14 5JJ. A LIST OF THE MEMBERS IS OPEN TO INSPECTION AT THIS OFFICE. THE FIRM USES THE WORD “PARTNER” TO REFER TO A MEMBER OF CLIFFORD CHANCE LLP OR AN EMPLOYEE OR CONSULTANT WITH EQUIVALENT STANDING AND QUALIFICATIONS. CLIFFORD CHANCE LLP IS REGISTERED IN THE NETHERLANDS WITH THE COMMERCIAL REGISTER OF THE CHAMBERS OF COMMERCE UNDER NUMBER 34360401.

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II.	Documents examined / Reliance

In arriving at the opinions expressed below, we have examined and relied upon the following:

(i)	the Articles of Association;

(ii)	the Extract;

(iii)	the Registration Statement;

(iv)	the Resolutions;

(v)	the Plan Documents; and

(vi)	the Merger Agreement.

In addition, we have examined such documents and performed such other investigations as we considered necessary for the purpose of this opinion.

III.	Assumptions

In examining and in describing the documents listed above and in giving this opinion we have assumed:

(i)	the power, legal capacity and authority of all parties (other than the Issuer) to enter into and perform their obligations under or pursuant to the Documents and the legal capacity (handelingsbekwaamheid) of all individuals who have signed or will sign the Documents and all other agreements and documents relating thereto have been or will be (where appropriate) duly authorised, executed and delivered by all parties thereto (other than the Issuer) and create valid and legally binding obligations for all such parties (other than the Issuer) as a matter of applicable law (if other than Netherlands law);

(ii)	that the parties to the Documents and agreements and documents entered into pursuant to the Documents (other than the Issuer) are duly incorporated and organised, validly existing and in good standing (where such concept is legally relevant to its capacity) under the laws of their respective jurisdiction of incorporation and of the jurisdiction of their respective places of business;

(iii)	that all documents submitted to us and the signatures and initials thereon and on the originals of such documents are genuine and that such signatures are the signatures of the persons purported to have signed such documents and that such persons when signing these documents had legal capacity to do so and that all documents submitted to us as photocopies or faxed or scanned copies are in conformity with the originals;

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

(iv)	the due compliance with the laws of any jurisdiction other than those of The Netherlands;

(v)	that the Resolutions have been made with due observance of the provisions of the Articles of Association and the Company’s board regulations dated 31 January 2011 relating to the convening of meetings and the adoption of resolutions;

(vi)	that the Resolutions remain in full force and effect and unaltered, that all factual statements made and all confirmations given therein were true, complete and accurate when given and remain true, complete and accurate as at the date hereof;

(vii)	that the information set out in the Extract is complete, correct, accurate and not misleading on the date hereof and consistent with the information contained in the files kept by the Chamber of Commerce with respect to the Issuer and it being understood that the issuance of the RSU Shares has not yet been reflected in the Extract; and

(viii)	that the authorised share capital of the Issuer will allow for the issuance of the relevant number of RSU Shares and that the Board will remain the body that has the exclusive power to issue shares for the entire period during which such shares fall to be issued pursuant to the Documents.

IV.	Opinion

Based upon and subject to the foregoing and to the further qualifications set out below and subject to any factual matters, documents or events not disclosed to us by the parties concerned, having regard to the legal considerations relevant to this legal opinion, we are of the opinion that when issued pursuant to a resolution of the Board and if and when paid for in full, the RSU Shares will have been validly issued, fully paid and non-assessable.

V.	Qualifications

The opinion expressed above is subject to the following qualifications:

(A)	the terms “enforceable”, “enforceability”, “valid”, “legal”, “binding” and “effective” (or any combination thereof) where used herein, mean that the obligations assumed by the relevant party under the relevant document are of a type which the laws of The Netherlands generally recognises or enforces; they do not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms; in particular enforcement before the courts of The Netherlands will in any event be subject to (without limitation):

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(i)	the degree to which the relevant obligations are enforceable under their governing law (if other than the laws of the Netherlands);

(ii)	the nature of the remedies available in such courts (and nothing in this opinion must be taken as indicating that specific performance or injunctive relief would be available as remedies for the enforcement of such obligations);

(iii)	the acceptance by such courts of jurisdiction;

(iv)	prescription or limitation periods (within which suits, actions or proceedings must be brought); and

(v)	the availability of defences such as, without limitation, set-off (unless validly waived), fraud, misrepresentation, force majeure, unforeseen circumstances, undue influence, duress, error, abatement and counter-claim.

(B)	In addition, our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, liquidation, reorganisation, moratorium and other similar laws of general application relating to or affecting generally the enforcement of creditors’ right and remedies from time to time (including the doctrine of voidable preference within the meaning of Article 3:45 of the Netherlands Civil Code and/or Article 42 et. seq. of the Netherlands Bankruptcy Code);

(C)	the term “non-assessable” has no equivalent legal term under Netherlands law and where used herein, means that the Issuer has no right to require the holder of any share to pay it any additional amount as a result of its share ownership required for the share to be fully paid up (for the avoidance of doubt, without prejudice to claims based on tort (onrechtmatige daad));

(D)	to the extent that the laws of The Netherlands are applicable the provision that the holder of a security will be treated as its absolute owner may not be enforceable under all circumstances, such as but not limited to, error (dwaling) or deceit (bedrog);

(E)	under the laws of The Netherlands, each power of attorney or mandate, whether or not irrevocable, granted by the Issuer, will terminate by operation of law and without notice upon its bankruptcy (faillissement) of the Issuer and can only be effectively exercised with the co-operation of the court-appointed administrator (bewindvoerder) in the event of the Issuer being granted a (preliminary) moratorium of payments ((voorlopige) surseance van betaling);

(F)

if any holder of an RSU Share is controlled by or otherwise connected with a person, organisation or country, which is currently the subject of United Nations, European Community or Netherlands sanctions, implemented, effective or sanctioned in The

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Import and Export Act (In- en Uitvoerwet), the Economic Offences Act (Wet Economische Delicten) or the FSA, or is otherwise the target of any such sanctions, the obligations of the Issuer to that party may be unenforceable, void or otherwise affected; and

(G)	in issuing this opinion we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time;

VI.	Reliance

This opinion:

(a)	is an exhibit to the Registration Statement and may be relied upon for the purpose of the filing thereof with the SEC. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon by or disclosed, or used for any other purpose other than the registration of the RSU Shares without our written consent;

(b)	each person relying on this opinion agrees, in so relying, that only Clifford Chance LLP shall have any liability in connection with this opinion, and that, except as otherwise required by the Securities Act, the agreement in this paragraph (b) and all liability and other matters relating to this opinion shall be governed exclusively by Dutch law; and

(c)	may be filed by the Issuer as an exhibit to the Registration Statement. The previous sentence is no admittance from us or Clifford Chance LLP that we are or Clifford Chance LLP is in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully,

/s/ G. Crookes	/s/ T.P. van Duuren

G. Crookes	T.P. van Duuren
Partner	Partner
Solicitor England & Wales	Notaris
Clifford Chance LLP	Clifford Chance LLP

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

Annex A - Definitions

Articles of Association	means a copy of the articles of association (statuten) of the Issuer as in full force and effect on the date hereof;

Arbitron RSU	means any restricted stock unit relating to shares of common stock of Arbitron Inc., par value USD 0.50 per share, granted under the Arbitron Inc. 2008 Equity Compensation Plan, as approved and adopted by Arbitron Inc. and amended and restated effective as of 30 September 2013;

Board	means the board of directors (het bestuur) of the Issuer;

Chamber of Commerce	means the Chamber of Commerce in Amsterdam, The Netherlands;

Documents	means the Plan Documents and the Merger Agreement;

EU Insolvency Regulation	means Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings;

Extract	means an electronic copy of an extract (uittreksel) dated 30 September 2013 from the Dutch Commercial Register of the Chamber of Commerce relating to the registration of the Issuer under number 34248449 and confirmed to us by the Chamber of Commerce by telephone at 13:00 hours CET on 30 September 2013 to have remained unaltered since such date;

Issuer	means Nielsen Holdings N.V., a public company with limited liability (naamloze vennootschap met beperkte aansprakelijkgheid) incorporated under Dutch law, having its seat (statutaire zetel) at Amsterdam, The Netherlands, having its registered office at Diemerhof 2, 1112 XL Diemen, The Netherlands, registered with the Dutch Commercial Register (Handelsregister) under number 34248449;

Merger Agreement	means the Agreement and Plan of Merger among Nielsen Holdings N.V., TNC Sub I Corporation and Arbitron Inc. dated 17 December 2012, as publicly available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system;

Plan Documents	means a copy of the Arbitron Inc. 2008 Equity Compensation Plan, amended and restated effective as of 30 September 2013;

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

Registration Statement	means the registration statement on Form S-8 to be filed with the SEC on the date hereof;

Resolutions	means the resolution of the Board dated 17 December 2012 in which the Merger Agreement has been approved and adopted and the resolution of the Board dated 23 September 2013 in which the assumption of the Arbitron RSU has been approved and adopted;

RSU Shares	means such number of new ordinary shares in the Issuer’s capital with a nominal value of EUR 0.07 (seven eurocents) each that may be issued to holders of Arbitron RSUs in accordance with the Documents;

SEC	means the United States Securities and Exchange Commission; and

Securities Act	means the United States Securities Act of 1933, as amended.